Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033

Ken Hartwick, former Ontario Power Generation CEO, to join PPL Board of Directors

ALLENTOWN, Pa. (June 30, 2026) - PPL Corporation (NYSE: PPL) today announced that Kenneth M. Hartwick, a veteran energy industry executive, will join its Board of Directors, effective July 1, 2026. He will serve on the People and Compensation Committee and Finance Committee of the Board. With Hartwick’s appointment, PPL’s board continues to reflect a broad mix of skills and experiences aligned with the company’s strategic priorities.
“Ken’s deep experience across the energy sector, including his leadership as both a utility CEO and CFO, will further strengthen our board,” said Craig A. Rogerson, independent Chair of PPL’s Board of Directors. “His strategic insight, financial and risk management expertise, and experience overseeing large-scale generation and infrastructure investments will be invaluable as we continue to execute our strategy and deliver for our customers and shareowners.”
Hartwick most recently served as president and chief executive officer of Ontario Power Generation from 2019 to 2025, during which he led the company’s strategic growth and operational performance, including oversight of major generation investments; nuclear, natural gas combined-cycle, hydroelectric and solar operations; and energy transition initiatives. Prior to that, he served as Ontario Power’s chief financial officer and held executive leadership roles at Wellspring Financial Corporation, Just Energy Group and Hydro One. He began his career with Ernst & Young, where he became a partner advising clients in the energy and utilities sector.
Hartwick currently serves on the boards of MYR Group Inc., where he is board chair, Denison Mines Corp., Independent Electricity System Operator of Ontario and the Investment Management Corporation of Ontario.
With Hartwick’s appointment, PPL’s board will consist of 10 directors. In addition to Rogerson as independent Chair, the board includes eight other independent directors and PPL’s president and chief executive officer.

About PPL
PPL Corporation (NYSE: PPL), headquartered in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to more than 3.6 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

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